Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

CNH Investor Relations +1 (630) 887-3745

CNH Announces $500 Million Notes Offering

BURR RIDGE, IL — (April 3, 2013) — CNH Global N.V. (NYSE: CNH) today announced its wholly owned subsidiary, CNH Capital LLC, plans to offer approximately $500 million of notes due in 2018. The notes will be guaranteed by CNH Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Capital LLC. CNH Capital LLC is the North American arm of CNH’s global financial services business.

CNH Capital LLC intends to use the net proceeds from the issuance of the notes for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets. The net proceeds may also be applied to repay CNH Capital LLC’s indebtedness as it becomes due.

The notes will only be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and in offshore transactions in accordance with Regulation S under the Securities Act. The notes being offered will not be and have not been registered under the Securities Act or the securities laws of any other jurisdiction. The notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the notes; nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-looking statements. We can give no assurance that the contemplated offering will be completed.